                                                                 EXHIBIT 23.10.5



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 9, 1998 and February 25, 1997, with respect to the financial statements of Woodmere Associates, L.P. for the years ended December 31, 1997 and 1996 included in the Prospectus Supplement of AIMCO Properties, L.P., dated March 26, 1999, related to the offer to acquire units of limited partnership interest of Woodmere Associates, L.P.



                                                           /s/ ERNST & YOUNG LLP



Greenville, South Carolina
March 26, 1999